UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 31, 2021

MOHEGAN TRIBAL GAMING AUTHORITY

(Exact Name of Registrant as Specified in its Charter)

Not Applicable	033-80655	06-1436334
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Mohegan Sun Boulevard, Uncasville, CT	06382
(Address of Principal Executive Offices)	(Zip Code)

(860) 862-8000

(Registrant’s Telephone Number, including Area Code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

As previously disclosed, in September 2018, MGE Niagara Entertainment Inc. (“MGE Niagara”), an indirect wholly-owned subsidiary of the Mohegan Tribal Gaming Authority d/b/a Mohegan Gaming & Entertainment (“MGE”), was selected by the Ontario Lottery and Gaming Corporation (the “OLG”) to be the service provider for the Niagara Fallsview Casino Resort, Casino Niagara and the 5,000-seat Niagara Falls Entertainment Centre, all in Niagara Falls, Canada (collectively, the “MGE Niagara Resorts”). In June 2019, MGE Niagara completed the acquisition of the MGE Niagara Resorts and assumed the day-to-day operations of the properties and, in conjunction therewith, entered into a Credit Agreement with, among others, Bank of Montreal, as administrative agent, and the lenders party thereto, providing for senior secured credit facilities in the aggregate principal amount of 300,000,000 Canadian dollars (the “Credit Facilities”). MGE Niagara is an “unrestricted subsidiary” under MGE’s existing credit facility and indentures and the Credit Facilities are non-recourse to MGE and its “restricted subsidiaries” thereunder.

On March 16, 2020, due to the ongoing COVID-19 global pandemic and as a result of provincial requirements, the MGE Niagara Resorts closed, and the MGE Niagara Resorts have remained closed since that time. Because of the closure, MGE Niagara has entered into several limited waivers with respect to the Credit Facilities which have, among other things, waived the occurrence of an event of default that would have been caused under the Credit Facilities due to the closure of the MGE Niagara Resorts.

On March 31, 2021, MGE Niagara entered into a Sixth Amended and Restated Limited Waiver (the “Sixth Waiver”) which, among other things: (i) waived anticipated breaches of certain financial covenants under the Credit Facilities as a result of the closure of the MGE Niagara Resorts until September 30, 2021, (ii) waived the requirement for MGE Niagara to deliver (a) compliance certificates under the Credit Facilities for the fiscal quarters ending June 30, 2020, September 30, 2020, December 31, 2020, March 31, 2021, June 30, 2021 and September 30, 2021 and (b) annual business plans for the operating years ending March 31, 2021 and March 31, 2022 and (iii) extended the waiver of the occurrence of an event of default that would have been caused under the Credit Facilities due to the closure of the MGE Niagara Resorts, through September 30, 2021 (the “Extended Waiver Period”).

In connection with the Sixth Waiver, MGE Niagara agreed, among other things, during the Extended Waiver Period, to: (i) continue to not make any request for advances under the Credit Facilities, (ii) continue pricing under the Credit Facilities at pricing level 5, (iii) maintain minimum liquidity of at least 12.5 million Canadian dollars, (iv) continue to deliver to the administrative agent a weekly liquidity report and (v) refrain from making certain Distributions (as defined under the Credit Facilities).

The summary of certain terms of the Sixth Waiver set forth above is qualified by reference to the full text thereof, which is filed as Exhibit 10.1 to this Form 8-K and incorporated herein by reference. Reference is also made to the full text of the Credit Agreement, dated June 10, 2019, among MGE Niagara Entertainment Inc., the lenders named therein, Bank of Montreal, as administrative agent, and the other parties thereto, which is filed as Exhibit 10.1 to MGE’s Form 8-K filed with the Securities and Exchange Commission on June 14, 2019 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is filed as part of this report:

No.	Exhibit

10.1	Sixth Amended and Restated Limited Waiver, dated as of March 31, 2021, granted by Bank of Montreal, as administrative agent, on behalf of and at the direction of the Required Lenders in favor of MGE Niagara Entertainment Inc.

104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 6, 2021	MOHEGAN TRIBAL GAMING AUTHORITY
D/B/A MOHEGAN GAMING & ENTERTAINMENT

	By:	/s/ Ralph James Gessner Jr.
	Name:	Ralph James Gessner Jr.
	Title:	Chairman, Management Board